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                                                                EXHIBIT NO. 21.1

CONSOLIDATED SUBSIDIARIES
Evercom, Inc. and Subsidiaries

        The following list includes certain companies that are owned directly by Evercom, Inc., a Delaware corporation, Irving, Texas, as of December 31, 1999.

        This list includes all significant subsidiaries. The place of incorporation or organization is shown parenthetically. The location of each subsidiary is the same as Evercom, Inc.

Consolidated Subsidiaries

Evercom Systems, Inc. (Delaware)
One Source Telecommunications, Inc. (Delaware)
Saratoga Telephone Company, Inc. (New York)